UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 17, 2006
Health Care REIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One SeaGate, Suite 1500, Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Effective March 17, 2006, the Board of Directors of Health Care REIT, Inc. (the “Company”) has appointed Scott A. Estes to the position of Senior Vice President and Chief Financial Officer of the Company. Mr. Estes previouly served as Vice President of Finance of the Company. In connection with this appointment, Mr. Estes’s annual base salary has been increased from $187,110 to $225,000.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
As described above, effective March 17, 2006, the Board of Directors of the Company has appointed Scott A. Estes to the position of Senior Vice President and Chief Financial Officer of the Company. Mr. Estes, 35, joined the Company in April 2003 and has served as Vice President of Finance since that time. From January 2000 to April 2003, Mr. Estes served as a Senior Research Analyst and Vice President with Deutsche Bank Securities. From January 1998 to December 1999, Mr. Estes served as a Senior Equity Analyst and Vice President with Bank of America Securities.
The Company entered into an employment agreement with Mr. Estes effective April 28, 2003. The employment agreement expires January 31, 2007, subject to optional successive two-year renewal terms. Mr. Estes’s annual base salary has been increased to $225,000, and he is eligible for discretionary annual bonuses and stated fringe benefits. If Mr. Estes is terminated without cause, he would receive severance pay for the remaining term of the agreement or for 12 months, whichever is greater. If he resigns during the 12 months following a “change in corporate control” (as defined in the employment agreement), he would receive severance pay for 24 months. These severance benefits would be made in a series of monthly payments, in an amount equal to one-twelfth of the sum of his annual base salary and the greater of his annual bonus for the last fiscal year immediately preceding the change in corporate control or a minimum bonus equal to 35% of his annual base salary. At Mr. Estes’s election, the Company may instead be required to make an immediate lump sum payment equal to the present value of such monthly payments, calculated using a discount rate equal to the interest rate on 90-day Treasury Bills reported at the date the election is received by the Company. Mr. Estes’s stock option and restricted stock awards under the 1995 Stock Incentive Plan and 2005 Long-Term Incentive Plan would become vested and immediately exercisable in the event of a change in corporate control, or upon his death, disability or termination without cause. In addition, if it is determined that any payment by the Company to Mr. Estes would be a golden parachute subject to excise tax, the amount of the payments to him would be increased to cover such excise tax.
Raymond W. Braun, who has served as President and Chief Financial Officer of the Company since May 2002, will continue to serve as President of the Company.
Item 7.01 Regulation FD Disclosure.
In addition to the appointment described above, effective March 17, 2006, the Board of Directors of the Company appointed Charles J. Herman, Jr. as Executive Vice President and Chief Investment Officer, Jeffrey H. Miller as Executive Vice President and General Counsel, Erin C. Ibele as Senior Vice President-Administration and Corporate Secretary and Michael A. Crabtree as Vice President and Treasurer. The press release issued by the Company in connection with these appointments is furnished herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
None.
(b) Pro Forma Financial Information.
None.
(c) Exhibits.
99.1 Press release dated March 17, 2006

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant had duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH CARE REIT, INC.

	By:	/s/ GEORGE L. CHAPMAN

George L. Chapman

Its: Chairman of the Board and Chief Executive Officer

Dated: March 23, 2006